Filed Pursuant to Rule 433
Registration No. 333-131970

CREDIT SUISSE (USA), INC.

10.0% Reverse Convertible Securities
          due November 6, 2007
Linked to the Value of a Basket of Equities

Principal Amount:	$1,000,000.00

Maturity Date:	November 6, 2007, subject to postponement if a market disruption event exists on the valuation date.

Coupon:	The securities will pay a total coupon of 10% per annum on the principal amount from their issue date.

Issue Date:	November 6, 2006.

Coupon Payment Dates:	Payable monthly on the 6th of each month commencing on December 6, 2006 to and including the maturity date.

Valuation Date:	October 31, 2007, subject to postponement if a market disruption event occurs on that date.

Basket Components:	ImClone Systems, Inc. (NASDAQ: IMCL) Hovnanian Enterprises, Inc. (NYSE: HOV) Weatherford Intl. Ltd. (NYSE: WFT) Watts Water Technologies, Inc. (NYSE: WTS) PetMed Express, Inc. (NASDAQ: PETS)

Initial Share Prices:	ImClone Systems, Inc. $31.39 Hovnanian Enterprises, Inc. $31.15 Weatherford Intl. Ltd. $40.67 Watts Water Technologies, Inc. $37.10 PetMed Express, Inc. $12.45

Knock-in Level:	69% of the initial share price.

Initial Setting Date:	October 30, 2006.

Redemption Amount:

The redemption amount will be based on the performance of an equally weighted basket of reference shares, which we refer to as the basket components, on any day from but not including the initial setting date, to and including the valuation date. We refer to such period as the relevant period. The redemption amount of your securities at maturity will equal the sum of the delivery amounts for each basket component, and may consist of cash, shares or a combination of cash and shares. The delivery amount for each basket component is calculated as follows:

1.

If the closing price of the basket component on its relevant exchange is not less than its knock-in level on any day during the relevant period, the delivery amount for that basket component will be the cash delivery amount. The cash delivery amount is a cash payment equal to the principal amount of your securities multiplied by the weighting of that basket component.

2.

If (i) the closing price of the basket component on its relevant exchange is less than its knock-in level on any day during the relevant period and (ii) the closing price of the basket component on its relevant exchange on the valuation date, which we refer to as the final share price for such basket component, is greater than or equal to the initial share price, the delivery amount for that basket component will be the cash delivery amount.

	3.	Otherwise, the delivery amount for that basket component will be the physical delivery amount. The physical delivery amount is the number of shares of such basket component

Credit Suisse (USA), Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Credit Suisse (USA), Inc. has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse (USA), Inc. will arrange to send you the prospectus if you request it by calling toll free 1-800-221-1037.

Filed Pursuant to Rule 433
Registration No. 333-131970

equal to the principal amount of your securities divided by the initial share price for such basket component, and multiplied by the weighting of that basket component. The market value of the physical delivery amount will be less than the principal amount of your securities and may be zero.

Discounts and Commissions:	$30 per $1,000 principal amount of securities (3%)

Underwriter:	Credit Suisse Securities (USA) LLC

Calculation Agent:	Credit Suisse International

October 30, 2006

Credit Suisse (USA), Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Credit Suisse (USA), Inc. has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse (USA), Inc. will arrange to send you the prospectus if you request it by calling toll free 1-800-221-1037.